Exhibit 99.2

Escalera Resources Announces Appointment of

Neil Bush to Board of Directors

For immediate release

Denver and Houston, April 7, 2014 – Escalera Resources Co. is pleased to announce the appointment of Mr. Neil Bush to the Company’s Board of Directors, effective April 3, 2014.

Mr. Neil Bush

Mr. Neil Bush is the son of President and Mrs. George H.W. Bush. Mr. Bush has been involved in both the energy industry and international business development for three decades. He began his career in 1980 with Amoco Production Company (now BP) in Denver, Colorado. Later in the 1980’s he formed two independent E&P companies that explored for oil in various locations, both domestically (Wyoming, Colorado, California, and Michigan) and internationally (Argentina).

For the last 15 years, Mr. Bush has been engaged in a variety of international development activities with a focus on China and the Middle East. He first visited China in 1976, following his father’s service as U.S. Chief Liaison Officer in Beijing. Currently, Mr. Bush has varied business interests in Hong Kong, Singapore and China, including ties to companies active in oil and gas exploration and exploitation, real estate development and property management.

Mr. Bush graduated from Tulane University with a bachelor’s degree in International Economics and from the Tulane University Freeman School of Business with a Master’s in Business Administration. He serves as Chairman of Points of Light, Chairman of the Barbara Bush Houston Literacy Foundation, and serves on the boards of the Houston Salvation Army and the Bush School of Government and Public Service. Mr. Bush, his wife and children live in Houston, Texas.

Management Comments

Mr. Charles F. Chambers, Chairman and CEO of Escalera Resources Co. said; “We are very fortunate to have Mr. Neil Bush join our Board. He brings a fresh outlook along with a vast array of skills and contacts that we intend to put to good use as we grow Escalera both domestically and in the international arena.”

1675 Broadway, Suite 2200 Denver, Colorado, 80202 · 303-794-8445 · Fax: 303-794-8451

About Escalera Resources Co.

Escalera Resources Co. will have offices in Houston, Texas, Denver, Colorado and Casper, Wyoming. The Company has historically explored and developed natural gas and crude oil properties in the Rocky Mountain region. The Company currently has development activities and opportunities in Wyoming, in both the Atlantic Rim and on the Pinedale Anticline. Also, exploration potential exists in its Niobrara acreage in Wyoming and Nebraska, which totals over 70,000 net acres, and in its acreage in Nevada, which totals over 6,000 net acres. The Company is actively pursuing new focus areas, including international and midstream opportunities.

Company Contact:

John Campbell, IR

(303) 794-8445

www.dble.com

1675 Broadway, Suite 2200 Denver, Colorado, 80202 · 303-794-8445 · Fax: 303-794-8451